Exhibit 99.2

Dear Team,

As you all know, we had our quarterly earnings call today. We can only tell you that it was an absolutely resounding success! The first comment in the Q&A from Geoff Meacham of Barclay’s was “That was a drop-the-mike presentation!”. Anne Bowdidge received more than 120 emails within 30 minutes of our call, and there were several hundred attendees on the call and webcast, an all-time record for us! The webcast of the call and the slides we presented can be found at:

http://edge.media-server.com/m/p/uu9vwvjt

Because of Sanofi’s unsolicited, opportunistic and lowball proposal, we knew the earnings call was an important opportunity to explain to our shareholders why the board unanimously rejected Sanofi’s proposal. As you know, we have always worked to create shareholder value, and we will continue to work closely with our board and advisors to ensure that we are doing what’s right for shareholders, which include many of you. Our board strongly believes that Sanofi’s proposal does not offer appropriate value for our shareholders, and we are extremely confident that execution of our strategic plan will create far more value for our shareholders than Sanofi has proposed to pay. If you listen to the webcast and see the slides, we think you will agree that our prospects have never been brighter, we have a track record of successful execution (the total return to Medivation shareholders since our first public financing in December 2004 is over 15,000%!), we have a blockbuster product in XTANDI, which has benefited over 60,000 patients in the US to date, we are moving into promising new indications for XTANDI, and we have two wholly owned, differentiated, late stage assets in talazoparib and pidilizumab, which we also believe have the potential to be blockbuster drugs.

Clearly we could never have gotten to this stage without all of you! We especially want to acknowledge the efforts of Dominic, Johanna, Anne, Samina, Nicole, Carolyn, Nadeem, Laura, Lauren, David and their teams in helping to prepare today’s presentation, literally pulling all-nighters to get everything done. We both know from experience that there are few things better in life than working with great teams. Even though there was a big group of us (including our bankers and other advisors) in North Beach toiling until nearly midnight last night (with no dinner!) to get everything ready for today, we have to say that the camaraderie and intensity of working on such an important task of telling our story and why we are doing what we are doing with such a great group of people was so invigorating and exciting that it was actually fun.

The bottom line is we have done great things together, we are going to continue to do great things for our shareholders, and there isn’t a team on earth that we would rather do this with. Thanks to every one of you for all of your incredible contributions to patients and Medivation and to our bright future.

David and Marion

Forward-Looking Statements

Forward-looking statements are made throughout this employee communication. The forward-looking statements in this employee communication include, but are not limited to, statements regarding Medivation’s strategy, plans, initiatives and anticipated financial performance, expected clinical and regulatory developments and the potential for XTANDI and Medivation, Inc.’s (“Medivation” or the “Company”) pipeline assets and how they will drive growth for Medivation, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may also be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. All forward-looking statement are subject to risks and uncertainties which may cause actual results to differ significantly from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, Medivation’s dependence on its collaboration relationship with Astellas to support the continued commercialization of XTANDI® (enzalutamide) capsules despite increasing competitive, reimbursement and economic challenges; risks that unexpected adverse events could impact sales of XTANDI; the inherent uncertainty associated with the regulatory approval process; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this employee communication. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this employee communication.

Additional Information

This employee communication is neither an offer to buy nor a solicitation of an offer to sell any securities of Medivation. No tender offer for the shares of Medivation has commenced at this time. In connection with its proposed transaction, Sanofi may file tender offer documents, consent solicitation documents or other documents with the U.S. Securities and Exchange Commission (“SEC”). If a tender offer and/or consent solicitation is commenced, Medivation will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to such tender offer and may file a Consent Revocation Statement in connection with such consent solicitation. Once filed, stockholders will be able to obtain, as applicable, the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Medivation on Schedule 14D-9, any consent solicitation, any solicitation of revocation and related materials with respect to any tender offer or consent solicitation, free of charge, at the website of the SEC at www.sec.gov, and from any information agent and/or dealer manager named in the tender offer materials. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Medivation under the “SEC Filings” tab in the “Investor Relations” section of Medivation’s website at www.medivation.com. Stockholders are advised to read these documents, if and when they become available, including any amendments thereto, as well as any other documents relating to any tender offer and/or consent solicitation that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender shares or submit consents because the documents will contain important information.

Certain Information Regarding Participants

Medivation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of revocations in connection with any Sanofi solicitation. Information regarding the names of Medivation’s directors and executive officers and their respective interests in Medivation by security holdings or otherwise is set forth in Medivation’s proxy statement for the 2016 Annual Meeting of Shareholders, filed with the SEC on April 28, 2016. Additional information can also be found in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 and in Medivation’s latest Quarterly Report on Form 10-Q.